Exhibit 99.1

NEWS RELEASE

1583 S. 1700 E. ● Vernal, UT 84078 ● (435)789-0594

FOR IMMEDIATE RELEASE

Superior Drilling Products, Inc. Delivers Revenue Growth of 45%

to $5.2 million with Expanded Margins in Third Quarter 2022

●	Third quarter revenue increased $1.6 million, or 45%, to $5.2 million over the prior-year period

○	Tool revenue grew 43% and Contract Services revenue was up 51%

●	Strong operating leverage resulted in net income of $639 thousand, or $0.02 per diluted share, compared with a loss in the prior-year period

●	Adjusted EBITDA* was $1.5 million with a margin of 29.5%, up 560 basis points

●	Ended the quarter with $2.0 million in cash and $7.5 million in shareholders’ equity

○	Subsequent to quarter-end, the Company paid off remaining $750 thousand on the Hard Rock note

●	2022 outlook includes the anticipated sale of the initial phase of the existing DNR tool fleet to support Middle East demand; expecting revenue between $22 million to $24 million and Adjusted EBITDA* of $6.5 million to $7.5 million. Without this sale, expected 2022 revenue would be between $18 million and $20 million and Adjusted EBITDA of $4.0 to $5.0 million.

*Adjusted EBITDA is a non-GAAP measure. See comments regarding the use of non-GAAP measures and the reconciliation of the third quarter GAAP to non-GAAP measures in the tables of this release.

VERNAL, UT, November 11, 2022 — Superior Drilling Products, Inc. (NYSE American: SDPI) (“SDP” or the “Company”), a designer and manufacturer of drilling tool technologies, today reported financial results for the third quarter ended September 30, 2022.

“Our third quarter results were solid and near the high end range of our expectations as our teams continued to execute well to meet increasing demand for our tools and services,” commented Troy Meier, Chairman and CEO. “Importantly, we have also strengthened the earnings power of the company as we delivered net income of $639 thousand and achieved Adjusted EBITDA of $1.5 million, the highest level in more than four years, which yielded an impressive 29.5% margin.”

He added, “We believe that we continue to position ourselves well for the demand that exists for our Drill-N-Ream® (“DNR”), both domestically and internationally, and our contract services work. We have enhanced our manufacturing team and processes, and are expanding our capacity and improving our throughput with investments in two new machining centers, one of which came online during the third quarter. The second machining center is expected to be operational during the first quarter of 2023. On the international front, we continue to advance our efforts as we have begun the process to setup a refurbishment facility in Dubai and have bolstered our team with a new sales and marketing lead that has made meaningful headway in Kuwait. We are also looking forward to leveraging our new sales channel partner to drive great exposure throughout the Middle East region.”

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Superior Drilling Products, Inc. Delivers Revenue Growth of 45% to $5.2 million with Expanded Margins in Third Quarter 2022
November 11, 2022

Third Quarter 2022 Review
($ in thousands, except per share amounts; See at “Definitions” the composition of product/service revenue categories.)

	September 30,	June 30,	September 30,	Change	Change
	2022	2022	2021	Sequential	Year/Year

North America	4,623	4,021	3,041	15.0%	52.0%
International	550	520	521	5.8%	5.6%
Total Revenue	$5,173	$4,541	$3,562	13.9%	45.2%

Tool (DNR) Revenue	3,343	2,892	2,346	15.6%	42.5%
Contract Services	1,829	1,649	1,216	10.9%	50.5%
Total Revenue	$5,173	$4,541	$3,562	13.9%	45.2%

Revenue growth reflects the continued recovery in the North America oil & gas industry and improving market conditions in the Middle East. Also contributing was strong demand for the manufacture and refurbishment of drill bits and other related tools for the Company’s long-time legacy customer.

For the third quarter of 2022, North America revenue comprised approximately 89% of total revenue, with remaining revenue all within the Middle East. Revenue in North America grew 52% year-over-year from increased Tool Revenue and strong growth in Contract Services.

Third Quarter 2022 Operating Costs
($ in thousands, except per share amounts)

	September 30,	June 30,	September 30,	Change	Change
	2022	2022	2021	Sequential	Year/Year
Cost of revenue	$2,231	$2,116	$1,442	5.4%	54.7%
As a percent of sales	43.1%	46.6%	40.5%
Selling, general, & administrative	$1,723	$1,894	$1,551	-9.0%	11.1%
As a percent of sales	33.3%	41.7%	43.6%
Depreciation & amortization	$363	$403	$405	-10.0%	-10.5%
Total operating expenses	$4,316	$4,413	$3,399	-2.2%	27.0%
Operating income	$856	$128	$163	568.8%	424.0%
As a percent of sales	16.6%	2.8%	4.6%
Other (expense) income including income tax expense	$(217)	$(184)	$(169)	18.0%	28.1%
Net income (loss)	$639	$(57)	$(6)	NM	NM
Diluted income (loss) per share	0.02	(0.00)	(0.00)
Adjusted EBITDA(1)	$1,525	$831	$853	83.5%	78.8%
As a percent of sales	29.5%	18.3%	23.9%

(1) Adjusted EBITDA is a non-GAAP measure defined as earnings before interest, taxes, depreciation, and amortization, non-cash stock compensation expense, and unusual items. See the attached tables for important disclosures regarding SDP’s use of Adjusted EBITDA, as well as a reconciliation of net income (loss) to Adjusted EBITDA.

The year-over-year increase in the cost of revenue as a percent of revenue was the result of global inflationary headwinds and an expansion of the Company’s workforce to accommodate for its current and expected demand.

Selling, general & administrative expenses were 33.3% of revenue, a significant improvement from the prior-year period due to the leverage on higher sales volume.

Depreciation and amortization expense decreased 10.5% year-over-year to $363 thousand due to fully amortizing a portion of intangible assets and fully depreciating manufacturing center equipment.

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Superior Drilling Products, Inc. Delivers Revenue Growth of 45% to $5.2 million with Expanded Margins in Third Quarter 2022
November 11, 2022

Balance Sheet and Liquidity

Cash at the end of the quarter was $2.0 million. Cash generated by operations for the year-to-date period was $1.3 million compared with $1.4 million in the prior-year period. Higher net income was offset by working capital timing and an increase in inventory to combat supply chain inefficiencies and in support of the Company’s growth. Year-to-date capital expenditures of $2.6 million were related to machining capacity expansion, higher maintenance activities, and an increase in the Company’s Middle East DNR rental tool fleet. The comparable period in 2021 had $589 thousand of capital spending. The Company refined its capital spending expectations for fiscal 2022 to range between $3.5 million to $4.0 million.

Total debt was $3.0 million at September 30, 2022. Subsequent to quarter-end, in October, the Company made the final $750 thousand principal payment on its Hard Rock Note.

2022 Guidance

The full year 2022 expectations reflect the projected impact from the sale of the $3.8 million stage one Middle East DNR fleet to Bin Zayed Petroleum in the fourth quarter of 2022.

Revenue: $22 million to $24 million

SG&A: $7.0 million to $7.3 million

Adjusted EBITDA(1): $6.5 million to $7.5 million

Without the $3.8 million DNR fleet sale, expected 2022 revenue would be between $18 million and $20 million and Adjusted EBITDA of $4.0 to $5.0 million.

(1) See “Forward Looking Non-GAAP Financial Measures” below for additional information about this non-GAAP measure.

Webcast and Conference Call

The Company will host a conference call and live webcast today at 10:00 am MT (12:00 pm ET) to review the results of the quarter and discuss its corporate strategy and outlook. The discussion will be accompanied by a slide presentation that will be made available prior to the conference call on SDP’s website at www.sdpi.com/events. A question-and-answer session will follow the formal presentation.

The conference call can be accessed by calling (201) 689-8470. Alternatively, the webcast can be monitored at www.sdpi.com/events. A telephonic replay will be available from 1:00 pm MT (3:00 pm ET) the day of the teleconference until Friday, November 18, 2022. To listen to the archived call, please call (412) 317-6671 and enter conference ID number 13733329 or access the webcast replay at www.sdpi.com, where a transcript will be posted once available.

Definitions and Composition of Product/Service Revenue:

Tool (DNR) Revenue is the sum of tool sales/rental revenue and other related tool revenue, which is comprised of royalties and fleet maintenance fees.

Contract Services revenue is comprised of repair and manufacturing services for drill bits and other tools or products for customers.

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Superior Drilling Products, Inc. Delivers Revenue Growth of 45% to $5.2 million with Expanded Margins in Third Quarter 2022
November 11, 2022

About Superior Drilling Products, Inc.

Superior Drilling Products, Inc. is an innovative, cutting-edge drilling tool technology company providing cost saving solutions that drive production efficiencies for the oil and natural gas drilling industry. The Company designs, manufactures, repairs and sells drilling tools. SDP drilling solutions include the patented Drill-N-Ream® wellbore conditioning tool and the patented Strider™ oscillation system technology. In addition, SDP is a manufacturer and refurbisher of PDC (polycrystalline diamond compact) drill bits for a leading oil field service company. SDP operates a state-of-the-art drill tool fabrication facility, where it manufactures its solutions for the drilling industry, as well as customers’ custom products. The Company’s strategy for growth is to leverage its expertise in drill tool technology and innovative, precision machining in order to broaden its product offerings and solutions for the oil and gas industry.

Additional information about the Company can be found at: www.sdpi.com.

Safe Harbor Regarding Forward Looking Statements

This news release contains forward-looking statements and information that are subject to a number of risks and uncertainties, many of which are beyond our control. All statements, other than statements of historical fact included in this release, including, without limitations, the continued impact of COVID-19 on the business, the Company’s strategy, future operations, success at developing future tools, the Company’s effectiveness at executing its business strategy and plans, financial position, estimated revenue and losses, projected costs, prospects, plans and objectives of management, and ability to outperform are forward-looking statements. The use of words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “continue,” “predict,” “potential,” “project”, “forecast,” “should” or “plan, and similar expressions are intended to identify forward-looking statements, although not all forward -looking statements contain such identifying words. These statements reflect the beliefs and expectations of the Company and are subject to risks and uncertainties that may cause actual results to differ materially. These risks and uncertainties include, among other factors, the duration of the COVID-19 pandemic and related impact on the oil and natural gas industry, the effectiveness of success at expansion in the Middle East, options available for market channels in North America, the deferral of the commercialization of the Strider technology, the success of the Company’s business strategy and prospects for growth; the market success of the Company’s specialized tools, effectiveness of its sales efforts, its cash flow and liquidity; financial projections and actual operating results; the amount, nature and timing of capital expenditures; the availability and terms of capital; competition and government regulations; and general economic conditions. These and other factors could adversely affect the outcome and financial effects of the Company’s plans and described herein. The Company undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof.

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Superior Drilling Products, Inc. Delivers Revenue Growth of 45% to $5.2 million with Expanded Margins in Third Quarter 2022
November 11, 2022

Forward Looking Non-GAAP Financial Measures

Forward-looking adjusted EBITDA is a non-GAAP measure. The Company is unable to present a quantitative reconciliation of these forward-looking non-GAAP financial measures to their most directly comparable forward-looking GAAP financial measure because such information is not available, and management cannot reliably predict the necessary components of such GAAP measures without unreasonable effort largely because forecasting or predicting our future operating results is subject to many factors out of our control or not readily predictable. In addition, the Company believes that such reconciliations would imply a degree of precision that would be confusing or misleading to investors. The unavailable information could have a significant impact on the Company’s fiscal 2022 and future financial results. This non-GAAP financial measure is a preliminary estimate and is subject to risks and uncertainties, including, among others, changes in connection with purchase accounting, quarter-end and year-end adjustments. Any variation between the Company’s actual results and preliminary financial data set forth in this presentation may be material.

For more information, contact investor relations:

Deborah K. Pawlowski

Kei Advisors LLC

(716) 843-3908

dpawlowski@keiadvisors.com

FINANCIAL TABLES FOLLOW.

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Superior Drilling Products, Inc. Delivers Revenue Growth of 45% to $5.2 million with Expanded Margins in Third Quarter 2022
November 11, 2022

Superior Drilling Products, Inc.

Consolidated Condensed Statements of Operations
(unaudited)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2022	2021	2022	2021
Revenue
North America	$4,622,614	$3,040,689	$12,388,747	$9,527,395
International	549,931	521,229	1,454,805	1,384,103
Total revenue	$5,172,545	$3,561,918	$13,843,552	$10,911,498

Operating cost and expenses

Cost of revenue	2,230,706	1,441,943	6,114,705	3,841,713
Selling, general, and administrative expenses	1,723,221	1,551,462	5,264,270	4,540,134
Depreciation and amortization expense	362,773	405,225	1,176,151	1,680,804

Total operating costs and expenses	4,316,700	3,398,630	12,555,126	10,062,651

Operating Income (Loss)	855,845	163,289	1,288,426	(676,971)

Other income (expense)
Interest income	10,544	49	13,720	147
Interest expense	(154,108)	(130,221)	(410,707)	(413,798)
Gain (Loss) on disposition of assets, net	(29,381)	-	(51,527)	(1,187)
Total other expense	(172,945)	(130,172)	(448,514)	(414,838)

Income (loss) before income taxes	682,900	33,117	839,912	(1,091,809)
Income tax expense	(44,169)	(39,327)	(107,852)	(82,976)
Net income (loss)	$638,731	$(6,210)	$732,060	$(1,174,785)

Basic income (loss) per common share	$0.02	$(0.00)	$0.03	$(0.05)

Basic weighted average common shares outstanding	28,845,456	26,154,202	28,440,722	25,894,397
	.
Diluted income (loss) per common Share	$0.02	$(0.00)	$0.03	$(0.05)

Diluted weighted average common shares outstanding	28,855,456	26,154,202	28,450,722	25,894,397

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Superior Drilling Products, Inc. Delivers Revenue Growth of 45% to $5.2 million with Expanded Margins in Third Quarter 2022
November 11, 2022

Superior Drilling Products, Inc.

Consolidated Condensed Balance Sheets

	September 30, 2022	December 31, 2021
	(unaudited)
Assets
Current assets:
Cash	$2,046,754	$2,822,100
Accounts receivable, net	4,083,645	2,871,932
Prepaid expenses	564,176	435,595
Inventories	1,623,051	1,174,635
Other current assets	774,799	55,159
Total current assets	9,092,425	7,359,421
Property, plant and equipment, net	8,427,003	6,930,329
Intangible assets, net	111,111	236,111
Right of use Asset (net of amortizaton)	688,673	20,518
Other noncurrent assets	111,519	65,880

Total assets	$18,430,731	$14,612,259

Liabilities and Owners’ Equity
Current liabilities:
Accounts payable	$1,264,952	$1,139,091
Accrued expenses	883,572	467,462
Accrued Income tax	264,081	206,490
Current portion of Operating Lease Liability	202,350	13,716
Current portion of Long-term Financial Obligation	72,344	65,678
Current portion of long-term debt, net of discounts	2,319,727	2,195,759
Current portion of Deferred Income	63,281	-
Total current liabilities	5,070,307	4,088,196
Operating Lease Liability	486,323	6,802
Long-term Financial Obligation	4,057,537	4,112,658
Long-term debt, less current portion, net of discounts	684,038	256,675
Deferred Income	611,719

Total liabilities	10,909,924	8,464,331

Shareholders’ equity
Common stock (28,235,001 and 25,762,342)	29,245	28,235
Additional paid-in-capital	43,711,009	43,071,201
Accumulated deficit	(36,219,447)	(36,951,508)
Total shareholders’ equity	7,520,807	6,147,928

Total liabilities and shareholders’ equity	$18,430,731	$14,612,259

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Superior Drilling Products, Inc. Delivers Revenue Growth of 45% to $5.2 million with Expanded Margins in Third Quarter 2022
November 11, 2022

Superior Drilling Products, Inc.

Consolidated Statements of Cash Flows

(unaudited)

	For the Nine Months
	Ended September 30,
	2022	2021
Cash Flows From Operating Activities
Net Income (Loss)	$732,060	$(1,174,785)
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization expense	1,176,151	1,680,804
Stock-based compensation expense	640,816	530,595
Loss on disposition of rental fleet	23,012	-
Loss / (Gain) on sale or dispositon of assets	28,515	1,187
Amortization of deferred loan cost	13,893	13,893
Changes in operating assets and liabilities:
Accounts receivable	(1,211,713)	(700,451)
Inventories	(446,866)	(37,631)
Prepaid expenses and other current and noncurrent assets	(893,860)	(161,564)
Accounts payable and accrued expenses	1,216,974	1,168,317
Income Tax expense	57,591	71,376
Net Cash Provided By Operating Activities	1,336,573	1,391,741

Cash Flows From Investing Activities
Purchases of propety, plant and equipment	(2,600,902)	(589,099)
Proceeds from sale of fixed assets	-	50,000
Net Cash Provided By (Used In) Investing Activities	(2,600,902)	(539,099)

Cash Flows From Financing Activities
Principal payments on debt	(508,146)	(1,146,309)
Proceeds received from debt borrowings	997,134	-
Payments on revolving loan	(633,440)	(540,078)
Proceeds received from revolving loan	633,435	1,341,702
Net Cash Used In Financing Activities	488,983	(344,685)

Net change in Cash	(775,346)	507,957
Cash at Beginning of Period	2,822,100	1,961,441
Cash at End of Period	$2,046,754	$2,469,398

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Superior Drilling Products, Inc. Delivers Revenue Growth of 45% to $5.2 million with Expanded Margins in Third Quarter 2022
November 11, 2022

Superior Drilling Products, Inc.

Adjusted EBITDA(1) Reconciliation

(unaudited)

	Three Months Ended
	September 30, 2022	September 30, 2021	June 30, 2022
GAAP net income (loss)	$638,731	$(6,210)	$(56,510)
Add back
Depreciation and amortization	362,773	405,225	402,648
Interest expense, net	143,564	130,172	129,760
Share-based compensation	218,217	196,096	212,469
Net non-cash compensation	88,200	88,200	88,200
Income tax expense	44,169	39,327	32,299
(Gain) Loss on disposition of assets	29,381	-	22,146
Non-GAAP adjusted EBITDA(1)	$1,525,035	$852,810	$831,012

GAAP Revenue	$5,172,545	$3,561,919	$4,540,842
Non-GAAP Adjusted EBITDA Margin	29.5%	23.9%	18.3%

(1) Adjusted EBITDA represents net income adjusted for income taxes, interest, depreciation and amortization and other items as noted in the reconciliation table. The Company believes Adjusted EBITDA is an important supplemental measure of operating performance and uses it to assess performance and inform operating decisions. However, Adjusted EBITDA is not a GAAP financial measure. The Company’s calculation of Adjusted EBITDA should not be used as a substitute for GAAP measures of performance, including net cash provided by operations, operating income and net income. The Company’s method of calculating Adjusted EBITDA may vary substantially from the methods used by other companies and investors are cautioned not to rely unduly on it.

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